FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2026 Second Quarter Results

HOUSTON — May 1, 2026 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended March 31, 2026.

Second Quarter 2026 Highlights and Recent Developments
•Revenue of $974 million for the second quarter of fiscal 2026, an increase of 17% compared with $834 million for the same quarter of fiscal 2025
•Operating income of $112.3 million for the second quarter of fiscal 2026, an increase of 21% compared with $92.7 million for the same quarter of fiscal 2025
•Net income attributable to IES of $109.9 million for the second quarter of fiscal 2026, an increase of 56% compared with $70.7 million for the same quarter of fiscal 2025, and diluted earnings per share attributable to common stockholders of $5.44 for the second quarter of fiscal 2026, compared with $3.50 for the same quarter of fiscal 2025
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $84.1 million for the second quarter of fiscal 2026, an increase of 26% compared with $66.6 million for the same quarter of fiscal 2025, and diluted adjusted earnings per share attributable to common stockholders of $4.16 for the second quarter of fiscal 2026, compared with $3.30 for the same quarter of fiscal 2025
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $2.3 billion as of March 31, 2026
•Backlog (a non-GAAP financial measure, as defined below) of approximately $3.9 billion as of March 31, 2026
•Completed the acquisition of Gulf Island Fabrication, Inc. ("Gulf Island"), a leading steel fabricator and service provider for the industrial, energy and government sectors

Overview of Results
“For the second quarter of fiscal 2026, we delivered a 17% increase in revenue and a 21% increase in operating income compared with the second quarter of fiscal 2025," said Matt Simmes, President and Chief Executive Officer. "Strong growth in our Communications and Infrastructure Solutions businesses has continued, driven by strong demand, particularly in the data center end market. Outstanding execution by our operating teams contributed to improved operating margin year over year as we effectively delivered results in this dynamic environment.

"We continue to see our customers accelerate their orders and expand the scope of their contracts, and we are investing in the business to meet those demands. We have used our strong financial position and operational flexibility to broaden our scope on large projects, expand capacity and integrate services among our segments to better serve our customers. Robust customer demand and the ongoing expansion of our capacity and capabilities helped drive our backlog to $3.9 billion at March 31, 2026, an increase of 62% since the end of fiscal 2025. Our Communications business continues to expand its geographic presence and the range of solutions offered to customers. The capacity added by our Infrastructure Solutions business in fiscal 2024 and 2025 has continued to ramp up, and we expect it will make a more meaningful contribution to the segment's revenue and earnings beginning in the second half of fiscal 2026. Our Commercial & Industrial business continues to grow, investing in hiring and training to support larger projects as we execute our increased backlog over the next six to 12 months. While our Residential segment faced continued pressure from weak housing starts and unfavorable weather during the second quarter of fiscal 2026, we are continuing to move forward with expansion of our Plumbing and HVAC offerings, prioritizing markets where our single-family electrical business already has a strong presence. Furthermore, through the first half of fiscal 2026, we have begun to see growth in our multi-family backlog, which should benefit us in fiscal 2027."
Our Communications segment’s revenue was $367.7 million in the second quarter of fiscal 2026, an increase of $94.7 million or 35% compared with the second quarter of fiscal 2025. Continued strong demand in the data center market was the primary driver of the increase, and the recent capital investments we have made have positioned us well to respond to that demand and deliver solutions to our customers. Demand in the distribution center end market also continued to grow. The segment's operating income increased to $61.2 million for the second quarter of fiscal 2026, compared with $39.6 million for the second quarter of fiscal 2025, reflecting the increase in revenue.
Our Residential segment’s revenue was $287.6 million in the second quarter of fiscal 2026, a decrease of $30.4 million or 10% compared with the second quarter of fiscal 2025, as a result of the ongoing softness in the housing market. Home builders have continued to seek price reductions for our services, and some have focused on reducing their existing inventory rather than starting new projects. This continued pressure on pricing, as well as increasing materials costs, resulted in reduced revenue and operating margins in our single-family housing business. In our multi-family business, lower revenue in the second quarter of fiscal 2026 compared with the prior year reflects the impacts of a decline in backlog during fiscal 2025. As a result of these factors, the Residential segment’s operating income decreased to $6.4 million for the second quarter of fiscal 2026, compared with $22.7 million for the second quarter of fiscal 2025.

Our Infrastructure Solutions segment’s revenue was $192.4 million in the second quarter of fiscal 2026, an increase of $74.8 million or 64% compared with the second quarter of fiscal 2025, driven by continued strong demand in our custom engineered solutions business, primarily in the data center end market, as well as the continued expansion of our field services offerings. Gulf Island, which we acquired in January 2026, contributed $37.5 million of revenue during the quarter. Our Infrastructure Solutions segment's operating income for the second quarter of fiscal 2026 was $41.9 million, compared with $26.5 million for the second quarter of fiscal 2025. The year-over-year profit improvement reflects the impact of investments we have made over the last several years to increase capacity to meet increasing demand. Improved pricing and productivity gains as our newer facilities ramp up production also contributed to the increase in operating income.

Our Commercial & Industrial segment’s revenue was $126.5 million in the second quarter of fiscal 2026, an increase of $1.1 million or 1% compared with the second quarter of fiscal 2025, while segment operating income for the second quarter of fiscal 2026 was $21.5 million compared with $15.8 million for the second quarter of fiscal 2025. Results for the second quarter of fiscal 2026 benefited from successful project execution by our teams and continuing strong demand in the data center end market.

Jeff Gendell, Executive Chairman, commented, “In January, we completed the acquisition of Gulf Island to accelerate our capacity expansion plans in the Infrastructure Solutions business. For the remainder of fiscal 2026, we expect to prioritize capital spending for organic growth, as we believe investing in growth opportunities within our existing businesses, including capital expenditures, working capital and expansion of our capabilities, will allow us to provide additional capacity and new solutions for our customers while delivering attractive returns on invested capital. While we will continue to evaluate acquisitions and other investment opportunities, we are substantially raising our capital spending outlook for the remainder of fiscal 2026 to support the organic growth that we believe is a compelling use of our capital.”

Capital Allocation; Stock Buyback Plan
“While we deployed substantial capital during the second quarter of fiscal 2026 to fund the purchase of Gulf Island and make significant investments in capital expenditures, we ended the quarter with cash, net of debt, of $14.5 million," added Tracy McLauchlin, Chief Financial Officer. "While we do not expect Gulf Island to contribute meaningfully to our earnings during the current fiscal year as we add equipment and reposition its operations to better align this additional capacity with our strategic priorities, we do expect our results to benefit from the acquisition in fiscal 2027. We ended the quarter with $49.5 million of cash, $35.0 million debt, and $214.0 million of marketable securities."
Capital allocation highlights during the second quarter of fiscal 2026 include the following:
•We used $143.1 million, net of cash acquired, to acquire Gulf Island
•We supported the growth of our operating businesses with $31.8 million in capital expenditures
•We used $12.2 million of our excess cash for purchases, net of cash received from sales, of marketable securities
•We repurchased 4,112 shares for $1.7 million, or an average price of $418.31 per share, ending the quarter with $166.2 million remaining under our stock repurchase authorization

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, EBITDA, adjusted EBITDA and adjusted income from operations before income taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to IES, adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted income from operations before income taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or unrealized gains and losses on our investments, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2026, to be filed with the Securities and Exchange Commission ("SEC") by May 1, 2026, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 11,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500
Investor Relations Contact:
Robert Winters
Alpha IR Group
(312) 445-2870
IESC@alpha-ir.com
Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; the use of estimates in placing bids on fixed price contracts, variations from estimated contract costs and our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements and the impacts of new accounting, control and operating procedures resulting from new accounting pronouncements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to climate change or environmental impacts of our operations; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2025 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenues	$974.2	$834.0	$1,845.2	$1,583.5
Cost of services	719.4	625.1	1,370.4	1,196.6
Gross profit	254.8	208.9	474.8	386.9
Selling, general and administrative expenses	142.5	116.1	264.3	219.1
Contingent consideration	0.2	0.3	0.3	0.7
(Gain) loss on sale of assets	(0.2)	(0.2)	0.2	(0.2)
Operating income	112.3	92.7	210.0	167.3
Interest and other income (expense):
Interest expense	(1.5)	(0.3)	(2.0)	(0.8)
Gain on marketable securities	37.3	5.5	54.2	7.9
Other income, net	0.6	0.8	2.4	1.9
Income from operations before income taxes and equity method investment income	148.7	98.7	264.6	176.3
Provision for income taxes	(38.3)	(26.1)	(66.7)	(46.1)
Equity method investment income	—	—	4.2	—
Net income	110.3	72.6	202.1	130.3
Net income attributable to noncontrolling interest	(0.3)	(1.9)	(0.7)	(3.3)
Net income attributable to IES Holdings, Inc.	$109.9	$70.7	$201.3	$127.0

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$109.9	$70.7	$201.3	$127.0
Increase in noncontrolling interest	(0.1)	—	(0.5)	(1.1)
Net income attributable to common stockholders of IES Holdings, Inc.	$109.8	$70.7	$200.8	$125.9

Earnings per share attributable to common stockholders:
Basic	$5.51	$3.54	$10.09	$6.30
Diluted	$5.44	$3.50	$9.95	$6.22

Shares used in the computation of earnings per share:
Basic (in thousands)	19,926	19,970	19,907	19,980
Diluted (in thousands)	20,186	20,213	20,180	20,230

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net income attributable to IES Holdings, Inc.	$109.9	$70.7	$201.3	$127.0
Gain on marketable securities	(37.3)	(5.6)	(54.2)	(7.9)
Equity method investment income (1)	—	—	(4.2)	—
Acquisition-related compensation expense (2)	2.4	—	2.4	—
Provision for income taxes	38.3	26.1	66.7	46.1
Adjusted income from operations before income taxes	113.4	91.2	212.0	165.2
Adjusted tax expense (3)	(29.3)	(24.6)	(52.8)	(44.0)
Adjusted net income attributable to IES Holdings, Inc.	84.1	66.6	159.2	121.2

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(0.1)	—	(0.5)	(1.1)
Adjusted net income attributable to common stockholders	$84.0	$66.6	$158.7	$120.1

Adjusted earnings per share attributable to common stockholders:
Basic	$4.22	$3.34	$7.97	$6.01
Diluted	$4.16	$3.30	$7.86	$5.94

Shares used in the computation of earnings per share:
Basic (in thousands)	19,926	19,970	19,907	19,980
Diluted (in thousands)	20,186	20,213	20,180	20,230

(1) Represents unrealized gains recorded by our equity investment, Jett Texas Company LLC, related to its investment in the CB&I storage solutions business.
(2) Represents expense associated with change in control awards and other stock-based compensation for former CEO and CFO of Gulf Island, to be paid out in cash upon completion of their employment agreements.
(3) Adjusted for the tax impact of adjustments to pretax income above.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31,	September 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48.7	$127.2
Restricted cash	0.9	—
Marketable securities	214.0	104.6
Accounts receivable:
Trade, net of allowance	656.6	552.2
Retainage	117.4	99.9
Inventories	126.7	111.5
Costs and estimated earnings in excess of billings	100.9	69.2
Prepaid expenses and other current assets	29.7	20.9
Total current assets	1,294.8	1,085.5
Property and equipment, net	320.6	183.2
Goodwill	129.2	107.8
Intangible assets, net	58.4	41.6
Investments	63.9	59.7
Deferred tax assets	14.5	16.1
Operating right of use assets	100.7	88.4
Other non-current assets	12.0	13.3
Total assets	$1,994.0	$1,595.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$511.5	$456.5
Billings in excess of costs and estimated earnings	286.5	176.8
Short-term debt	35.0	—
Total current liabilities	833.0	633.4
Operating long-term lease liabilities	72.4	62.0
Other tax liabilities	7.5	6.8
Other non-current liabilities	3.9	5.5
Total liabilities	916.8	707.7
Noncontrolling interest	4.6	4.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(139.9)	(127.8)
Additional paid-in capital	210.8	210.7
Retained earnings	1,001.6	800.8
Total stockholders’ equity	1,072.7	884.0
Total liabilities and stockholders’ equity	$1,994.0	$1,595.7

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Six Months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$202.1	$130.3
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (benefit)	(0.1)	0.3
Deferred financing cost amortization	0.3	0.2
Depreciation and amortization	28.8	23.0
Loss (gain) on sale of assets	0.3	(0.2)
Non-cash compensation expense	7.3	5.1
Deferred income tax and other non-cash tax adjustments, net	8.3	0.2
Unrealized gain on marketable securities	(34.6)	(7.8)
Gain on remeasurement of previously held investment upon acquisition	(2.8)	—
Equity method investment income	(4.2)	—
Changes in operating assets and liabilities:
Marketable securities	(78.8)	(23.0)
Accounts receivable	(82.3)	(44.0)
Inventories	(13.0)	5.7
Costs and estimated earnings in excess of billings	(22.4)	(27.3)
Prepaid expenses and other current assets	(20.6)	(11.3)
Other non-current assets	(0.3)	(2.9)
Accounts payable and accrued expenses	35.5	8.6
Billings in excess of costs and estimated earnings	108.8	4.6
Other non-current liabilities	(1.2)	0.6
Net cash provided by operating activities	131.0	62.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(78.4)	(30.1)
Proceeds from sale of assets	0.4	0.5
Cash paid in conjunction with business combinations, net of cash acquired	(143.1)	(22.6)
Purchases of equity investments	—	(44.9)
Net cash used in investing activities	(221.1)	(97.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	90.0	976.4
Repayments of debt	(55.0)	(976.4)
Cash paid for finance leases	(2.2)	(2.2)
Distribution to noncontrolling interest	(0.9)	(5.0)
Purchase of treasury stock	(19.4)	(36.3)
Net cash provided by (used in) financing activities	12.5	(43.4)
NET INCREASE IN CASH AND CASH EQUIVALENTS (including restricted)	(77.6)	(78.4)
CASH and CASH EQUIVALENTS, beginning of period (including restricted)	127.2	100.8
CASH and CASH EQUIVALENTS, end of period (including restricted)	$49.5	$22.4

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenues
Communications	$367.7	$273.1	$719.6	$506.0
Residential	287.6	317.9	571.7	637.9
Infrastructure Solutions	192.4	117.6	332.6	225.7
Commercial & Industrial	126.5	125.4	221.3	213.9
Total revenue	$974.2	$834.0	$1,845.2	$1,583.5

Operating income (loss)
Communications	$61.2	$39.6	$118.6	$68.2
Residential	6.4	22.7	15.3	46.5
Infrastructure Solutions	41.9	26.5	77.5	49.8
Commercial & Industrial	21.5	15.8	31.2	22.9
Corporate	(18.7)	(11.9)	(32.6)	(20.1)
Total operating income	$112.3	$92.7	$210.0	$167.3

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net income attributable to IES Holdings, Inc.	$109.9	$70.7	$201.3	$127.0
Equity method investment income	—	—	(4.2)	—
Provision for income taxes	38.3	26.1	66.7	46.1
Interest expense	1.5	0.3	2.0	0.8
Gain on marketable securities	(37.3)	(5.5)	(54.2)	(7.9)
Other income, net	(0.6)	(0.8)	(2.4)	(1.9)
Depreciation and amortization	16.1	11.9	28.8	23.0
EBITDA	$127.9	$102.7	$238.0	$187.0
Non-cash equity compensation expense	3.6	3.1	7.3	5.1
Acquisition-related compensation expense (1)	2.4	—	2.4	—
Adjusted EBITDA	$133.9	$105.8	$247.7	$192.1
(1) Represents expense associated with change in control awards and other stock-based compensation for former CEO and CFO of Gulf Island, to be paid out in cash upon completion of their employment agreements.

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31, 2026			September 30, 2025			March 31, 2025
	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog	Remaining Performance Obligations	Agreements without an enforceable obligation (1)	Backlog
	(Dollars in millions)
Communications	$954.1	$423.2	$1,377.3	$692.2	$63.6	$755.8	$551.2	$129.8	$681.0
Residential	271.9	110.7	382.6	252.0	121.5	373.6	273.9	90.5	364.4
Infrastructure Solutions (2)	281.5	738.3	1,019.8	128.7	490.6	619.2	134.4	364.0	498.4
Commercial & Industrial	839.6	242.8	1,082.4	613.6	11.5	625.2	266.6	2.3	268.9
Total	$2,347.1	$1,515.0	$3,862.1	$1,686.5	$687.2	$2,373.8	$1,226.1	$586.6	$1,812.7

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.

(2) During the quarter ended March 31, 2026, Infrastructure Solutions acquired $29.1 million of remaining performance obligations and backlog in connection with the acquisition of Gulf Island.